Exhibit 99.1

Contact:	L3 Technologies
Corporate Communications
212-697-1111

L3 Announces Business Segment Realignment

•	Aerospace Systems and Sensor Systems Combine to Form ISR Systems Segment
•	Mark R. Von Schwarz to Retire

NEW YORK—August 2, 2018 -- L3 Technologies (NYSE:LLL) announced today that the company is realigning its business segments to maximize growth and improve its integration and collaboration across the enterprise.

Effective immediately, Aerospace Systems will combine with Sensor Systems to form the new Intelligence, Surveillance & Reconnaissance (ISR) Systems segment, which will heighten L3’s focus on developing and delivering best-in-class global ISR and signals intelligence (SIGINT) solutions. The segment will be led by Jeffrey A. Miller, corporate Senior Vice President and President of Sensor Systems, and have combined estimated 2018 sales of $4.7 billion. Mark R. Von Schwarz, President of Aerospace Systems, will retire from the company after the transition is complete. L3’s Electronic Systems and Communication Systems segments remain unchanged.

“We are rapidly transforming L3 for integration and growth by strengthening our technological alignments, which enables us to more effectively build upon our competitive advantages,” said Christopher E. Kubasik, Chairman, Chief Executive Officer and President. “The increased scale of our new ISR Systems segment highlights our attractive position as a Global ISR prime contractor and accelerates our ability to address our customers’ increasingly complex needs.”

Mr. Kubasik continued, “This business realignment action supports our objective to improve operating margin to 12% for 2019.” The company reaffirms its consolidated 2018 financial guidance provided on July 26, 2018. Commencing in the third quarter of 2018, L3 will report its results under the realigned business segments.

L3 Technologies is an agile innovator and leading provider of global ISR, communications and electronic systems for military, homeland security and commercial aviation customers. With headquarters in New York City and approximately 31,000 employees worldwide, L3 develops advanced defense technologies and commercial solutions in pilot training, aviation security, night vision and EO/IR, weapons, maritime systems and space. The company reported 2017 sales of $9.6 billion.

L3 Announces Business Segment Realignment	Page 2

To learn more about L3, please visit the company’s website at www.L3T.com. L3 uses its website as a channel of distribution of material company information. Financial and other material information regarding L3 is routinely posted on the company’s website and is readily accessible.

Safe Harbor Statement Under the Private Securities Litigation Reform Act of 1995
 Except for historical information contained herein, the matters set forth in this news release are forward-looking statements. Statements that are predictive in nature, that depend upon or refer to events or conditions or that include words such as “expects,” “anticipates,” “intends,” “plans,” “believes,” “estimates,” “will,” “could” and similar expressions are forward-looking statements. The forward-looking statements set forth above involve a number of risks and uncertainties that could cause actual results to differ materially from any such statement, including the risks and uncertainties discussed in the company’s Safe Harbor Compliance Statement for Forward-Looking Statements included in the company’s recent filings, including Forms 10-K and 10-Q, with the Securities and Exchange Commission. The forward-looking statements speak only as of the date made, and the company undertakes no obligation to update these forward-looking statements.

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